Exhibit 99.1

Physicians Formula and Markwins Amend Merger Agreement

Special Cash Dividend to Stockholders

Merger Scheduled to Close No Later Than December 13, 2012

AZUSA, Calif., November 16, 2012 (GLOBE NEWSWIRE) — Physicians Formula Holdings, Inc. (Nasdaq:FACE) (“Physicians Formula”) announced the declaration of a one-time special dividend to stockholders and that Physicians Formula, Markwins International Corporation (“Markwins”) and Markwins Merger Sub, Inc. entered into an amendment to the agreement and plan of merger previously entered into by the parties under which Markwins would acquire Physicians Formula via a merger.

In connection with the negotiations of the amendment to the merger agreement, Markwins agreed to waive the restrictions in the merger agreement on the payment of a one-time special dividend by Physicians Formula to its stockholders. As a result, on November 15, 2012, the board of directors of Physicians Formula declared a one-time special cash dividend of $0.035 per share payable on December 5, 2012 to stockholders of record as of November 26, 2012. The board of directors sought the waiver to pay the dividend in order to provide compensation to stockholders for the delay of up to one month in the closing of the merger and for the time value of money associated with such delay.

Under the terms of the amendment to the merger agreement, the closing of the merger is scheduled to occur no later than December 13, 2012, and Markwins agreed to waive certain conditions to closing that would have been required to be satisified at the closing. Markwins also agreed to increase the amount of the termination fee that Markwins will be required to pay under certain circumstances if the merger does not close by December 13, 2012 from $3.5 million to $4.5 million. The sole shareholders of Markwins guaranteed the payment of the termination fee, if payable.

Physicians Formula stockholders adopted the merger agreement on November 8, 2012, and as a result, the closing of the merger was to occur no later than November 14, 2012. Markwins subsequently informed Physicians Formula that although the equity and debt commitment letters Markwins received in connection with the signing of the merger agreement remain in full force and effect, notwithstanding the availability of the financing represented by such commitment letters, Markwins is pursuing alternative financing with more favorable terms.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under our Physicians Formula brand name, created in 1937, we develop, market and distribute innovative, premium-priced products for the mass market channel. We differentiate our company by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, our products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements relating to the closing of the merger. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors. If the merger is closed, our stockholders will cease to have any equity interest in our company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of our company are set forth in our filings with the SEC, including our Annual Report on Form 10-K for the year ended

December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, and our Quarterly Reports on Form 10-Q filed with the SEC thereafter, all of which are available at www.physiciansformula.com and the SEC’s website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, we expressly disclaim any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts:

For Physicians Formula Holdings, Inc.:

Anne Rakunas
ICR, Inc.
(310) 954-1113
Anne.Rakunas@icrinc.com